Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
PLANS TO MOVE FORWARD WITH 1404 PHASE 3 TRIAL

TARRYTOWN, N.Y., July 7, 2015 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced details of its planned Phase 3 clinical trial for 1404, a developmental stage small molecule designed to help visualize prostate cancer by targeting prostate specific membrane antigen (PSMA). Following recent End-of-Phase 2 interactions with the U.S. Food and Drug Administration (FDA), the design and key elements of a Phase 3 clinical trial for 1404 have been finalized.

"The successful completion of our End-of-Phase 2 discussions with the FDA represents a milestone in our 1404 program," stated Mark Baker, CEO of Progenics. "Our Phase 3 study builds on our positive Phase 2 data, which established the broad potential of 1404 to detect local and metastatic prostate cancer in a wide range of patients, from low to high grade disease. Our Phase 3 program is designed to support commercialization in our initial target market for the 1404 imaging agent in the U.S. -- patients with early disease who may be candidates for active surveillance."

The Phase 3 clinical trial is expected to enroll approximately 450 patients with biopsy-proven low-grade prostate cancer who are candidates for active surveillance but have planned to undergo radical prostatectomy (RP). The multicenter, multi-reader, open-label study will evaluate the specificity and sensitivity of 1404 to identify clinically significant prostate cancer.  Histopathology of the tumor tissue will be used as the truth standard. An interim analysis will be performed after approximately one-third of the subjects have been treated and will include an analysis for futility and also evaluate the need for a sample size re-estimation.

Progenics expects the Phase 3 trial to commence by the end of this year.

About 1404, an Imaging Compound Targeting Prostate Specific Membrane Antigen

Progenics' molecular imaging radiopharmaceutical product candidate 1404 targets the extracellular domain of prostate specific membrane antigen (PSMA), a protein amplified on the surface of >95% of prostate cancer cells and a validated target for the detection of primary and metastatic prostate cancer. 1404 is labeled with technetium-99m, a gamma-emitting isotope that is widely available, is easy to prepare, and is attractive for nuclear medicine imaging applications. The image created provides the opportunity to visualize cancer, potentially allowing for improved detection and staging, more precise biopsies, and a targeted treatment plan including active surveillance as a disease management tool.

About Prostate Cancer

Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in seven men will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that approximately 220,800 new cases of prostate cancer will be diagnosed and about 27,540 men will die of the disease and that approximately 2.9 million men in the U.S. currently count themselves among prostate cancer survivors.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic which completed a two-cohort phase 2 clinical trial and a small molecule imaging agent that has also completed a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AZEDRA™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc. For additional information, please visit www.progenics.com.
This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics' disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.
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Editor's Note:

For more information, please visit www.progenics.com.

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com